Exhibit 10.5

RETIREMENT AGREEMENT
THIS RETIREMENT AGREEMENT (this "Agreement"), is made and entered into as of the 27th day of September, 2018, by and between LOWE'S COMPANIES, INC., a North Carolina corporation (the "Company"), and Marshall A. Croom (the "Executive").
W I T N E S S E T H:
WHEREAS, the Executive is employed as the Chief Financial Officer of the Company; and
WHEREAS, the Company and the Executive have negotiated and agreed upon the terms of this Agreement providing for his retirement as an employee and officer of the Company and for the ongoing obligations of the parties following the Executive's retirement.
NOW, THEREFORE, the parties hereby agree as follows:
1. Continued Service; Retirement. The Executive shall continue to serve as the Chief Financial Officer of the Company until October 5, 2018 or such earlier date as the Company may determine. The Executive shall remain an employee of the Company until October 5, 2018 (the "Retirement Date"). Upon the Retirement Date, the Executive shall retire and relinquish all positions and responsibilities with the Company and its subsidiaries and affiliates.
2. Obligations of the Company.
(a) Salary and Benefits. For his service to the Company through the Retirement Date, the Executive shall continue to receive his current annual base salary and participate in all of the Company's incentive compensation and benefit plans and fringe benefit and perquisite programs and shall receive any and all payments and benefits earned thereunder up to and through the Retirement Date. Nothing in this Agreement shall limit Executive’s participation in the Lowe’s Management Bonus Plan (the “Bonus Plan”). Should Executive qualify for a bonus payment under the terms of the Bonus Plan, such payment (if any) will be made in accordance with the provisions of the Bonus Plan.

(b) Unvested Equity Compensation Awards. The Executive's retirement in accordance with the terms and provisions of this Agreement shall constitute retirement with "the approval of the Board" for purposes of the grant agreements evidencing all unvested nonqualified stock option, restricted stock and performance share unit awards held by the Executive.
(c) Indemnification; Liability Insurance. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact the Executive was a director, officer or employee of the Company or was serving at the request of the Company as director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s articles of incorporation and bylaws and such indemnification shall continue to the Executive even though the Executive has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by the Executive in connection with a Proceeding within twenty (20) days after receipt by the Company of a written request for such advance. Such request, however, must include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined the Executive is not entitled to be indemnified against such costs and expenses. The Company further agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the same extent as the Company’s directors and officers are covered until such time as suits against the Executive are no longer permitted by law.
    3. Obligations of the Executive.
(a) Release. Not earlier than the Retirement Date, and not later than twenty-one (21) days after the Retirement Date (the "Restricted Period"), the Executive will execute and deliver to the Company the general release (the "Release") in the form attached hereto as Exhibit A. The Executive shall have a period of seven (7) days after executing the Release to revoke the Release by providing written notice of revocation to the Company.
(b) Restrictive Covenants. For a period of twenty-four (24) months following the Retirement Date, the Executive will not:
(i) directly or indirectly provide or perform any services for a "Competing Enterprise" (as defined below), whether as an employee, consultant, agent, contractor, officer, director or any other capacity; or
(ii) interfere directly or indirectly with any of the Company's relationships with its existing or potential employees, suppliers, customers or developers.
For purposes of this Agreement, the term "Competing Enterprise" means any business: (A) with total annual sales of at least five hundred million dollars ($500 million USD) with retail locations or distribution facilities in any state or territory of the United States; and (B) that provides goods or services to customers in the United States, through retail or electronic means (internet, mobile application, etc.), that are the same as, substantially similar to, or otherwise in competition with the Company's products or services, and such term shall include, but not be limited to, the following entities: The Home Depot, Inc.; Sears Holdings, Inc.; Costco Wholesale Corporation; Wal-Mart Stores, Inc.; Menard, Inc.; Amazon.com, Inc.; Best Buy, Inc.; Ace Hardware Corp.; Tractor Supply Co.; Lumber Liquidators Holdings, Inc.; Wayfair, LLC; Jet.com, Inc.; and True Value Company.
    (c) Confidential Information. The Executive shall not without limitation in time, disclose to others or use, whether directly or indirectly, any Confidential Information (as hereinafter defined). For purposes of this Agreement, the term "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates or any of their respective clients or customers that was learned by the Executive in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential

Information, but excludes information (i) which is in the public domain through no unauthorized act or omission of Executive; or (ii) which becomes available to the Executive on a non-confidential basis from a source other than the Company without breach of such source's confidentiality or non-disclosure obligations to the Company. Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive's attorney and use the trade secret information in the court proceeding, if the Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Notwithstanding any provision in any agreement between the Executive and the Company, the Executive may disclose any confidential or non-public information (i) to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress and any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal law or regulation or (ii) as required by law or order by a court; provided, however, the Executive agrees to notify the Company in advance if the Executive is required to provide information or testimony in connection with any action brought by a nongovernmental or non-regulatory person or entity.
(d) Continuing Cooperation. Executive agrees to provide continuing cooperation to the Company in the defense of any asserted or unasserted claims, charges or lawsuits pending against it.

Such cooperation shall include, but not be limited to, providing the Company with information, affidavits, deposition testimony or testimony as a witness in any forum. The Executive shall be reimbursed for any reasonable, third-party out of pocket expenses incurred at the Company's request in connection with providing such continuing cooperation.
(e) Enforcement. The Company and the Executive agree that, in the event of the breach or a threatened breach by Executive of any of the provisions of this Section, the Company would suffer irreparable harm and money damages alone would be an inadequate remedy therefor, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section hereof. In addition, in the event of an alleged breach or violation by Executive of this Section, (i) the Restricted Period shall be tolled until such breach or violation has been duly cured, and (ii) the Company shall be entitled to recover from the Executive all profit, remuneration or other consideration the Executive gains from breaching the covenant and damages that the Company suffers as a result of the breach.
4. Tax Withholding and Reporting. The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.
5. Governing Law; Venue. The interpretation and enforcement of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina, without regard to any principles of conflicts of laws. Each of the Parties to this Agreement consents to submit to the personal jurisdiction and venue of the North Carolina Superior Court in Iredell County, North Carolina in any action or proceeding arising out of or relating to this Agreement and specifically waives any right to attempt to deny or defeat personal jurisdiction of the North Carolina Superior Court by motion or request for leave from any such court. Each of the Parties further waives any right to seek change of venue due to inconvenient forum or other similar justification and will pay to the other Parties the costs associated with responding to or otherwise opposing any motion or request for such relief.
6. Entire Agreement. This Agreement and the Release constitute the entire agreement between the parties pertaining to the subject matter contained herein and in the Release and supersede any and all prior and contemporaneous agreements, representations, promises, inducements and understandings of the parties. This written Agreement cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. Moreover, this written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and the Executive.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LOWE’S COMPANIES, INC.		Marshall A. Croom

By:	/s/ Ross. W. McCanless	/s/ Marshall A. Croom

Name:	Ross W. McCanless

Title:	EVP, General Counsel and Corporate Secretary

Date:	9/27/2018	Date:	9/20/2018

Exhibit A to Retirement Agreement

RELEASE AND SEPARATION AGREEMENT
THIS RELEASE AND SEPARATION AGREEMENT (“Agreement”), is made and entered into this the 16th day of October, 2018 by and between LOWE’S COMPANIES, INC., a North Carolina corporation, its parents, subsidiaries and affiliates (hereinafter referred to as “Lowe’s” or “the Company”) and Marshall A. Croom (“Employee”).
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties do hereby agree, covenant and stipulate as follows:
1.Termination of Employment. Employee agrees that Employee’s employment with Lowe’s was terminated effective October 5, 2018 by way of Employee’s voluntary resignation (“Termination Date”).

2.Retirement Treatment for Certain Equity. As consideration for Employee’s release of Lowe’s, the Company has permitted Employee continued post-termination vesting of certain equity awards granted Employee during employment in accordance with the terms of that certain Retirement Agreement between Employee and Lowe’s, dated September 27, 2018 (the “Retirement Agreement”). Employee acknowledges that absent Employee’s release, the Company would not be required to consider Employee’s request and that Employee would forfeit the rights to certain equity awards under the terms of the respective grant agreements associated with each grant award.

3.Right to Revoke Agreement. Following Employee’s execution and delivery of this Agreement to Lowe’s, Employee shall have a 7-day period in which to revoke the release of claims under the Age Discrimination in Employment Act (“ADEA”), as provided in the Older Workers Benefit Protection Act (OWBPA). During this 7-day period, Employee shall exercise this right by delivering written notice of Employee’s revocation. Lowe’s shall not have the right to revoke this Agreement during the 7-day period.

4.Confidentiality. Employee acknowledges that, during Employee’s employment with Lowe’s, Employee learned information that is confidential to Lowe’s (“Confidential Information”). Such Confidential Information includes, but is not limited to: trade secrets; plans for opening, closing, expanding, or relocating stores; distribution, replenishment, logistics and information technology strategies and information; purchasing and product information; advertising and promotional programs and plans; financial or statistical data; sales and account information; customer information; sales and marketing plans and strategies; pricing strategies and reports; product cost information; personnel information; and any other information of a similar nature that is not known or made available to the public or to Lowe’s competitors, which, if misused or disclosed, could adversely affect the business of Lowe’s.
Employee agrees not to disclose any Confidential Information to any person (including any Lowe’s employee who does not need to know such Confidential Information), agency, institution, company or other entity without first obtaining the written consent of Lowe’s. Employee acknowledges and agrees that the duties and obligations under this Section will continue for as long as such Confidential Information remains confidential to Lowe’s. Employee further acknowledges and agrees that any breach of this Section would be a material breach of this Agreement.

Employee agrees that the terms and conditions of this Agreement shall be strictly confidential and shall not be disclosed to any person or persons at any time, unless a party is legally compelled to do so. Excepted from this confidentiality provision are the attorneys, accountants, and/or tax advisors for Employee and those required by law to be given such information, and then only such terms as may be necessary. Employee agrees that actual damages will be sustained by Lowe’s by reason of a breach of this paragraph providing for confidentiality of this Agreement, and that injunctive relief is appropriate in the event of a breach of this provision of the Agreement.

If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Notwithstanding any provision in any agreement between Employee and the Company, Employee may disclose any confidential or non-public information (i) to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress and any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal law or regulation or (ii) as required by law or order by a court; provided, however, Employee agrees to notify the Company in advance if Employee is required to provide information or testimony in connection with any action brought by a nongovernmental or non-regulatory person or entity.

5.General Release. Employee covenants and agrees that Employee hereby irrevocably and unconditionally releases, acquits and forever discharges Lowe’s, as well as each of Lowe’s officers, directors, employees, parents, subsidiaries, or related entities and agents (Lowe’s and Lowe’s officers, directors, employees, parents, subsidiaries, related entities, and agents being collectively referred to herein as the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, demands, costs, losses, debts, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, in law or equity, arising out of Employee’s employment with Lowe’s or the termination of Employee’s employment with Lowe’s (other than any claim arising out of the breach by Lowe’s of the terms of this Agreement), including, without limitation, all claims asserted or that could be asserted by Employee against Lowe’s in any litigation arising in federal, state, or municipal court asserting any claim arising from any alleged violation by the Releasees of any federal, state, or local statutes, ordinances, or common law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Civil Rights Act of 1866, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, and any other employment discrimination laws, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds, as well as any claims based on theories of retaliation, wrongful or constructive discharge, breach of contract or implied covenant, fraud, misrepresentation, intentional and/or negligent infliction of emotional distress, or defamation (“Claim” or “Claims”), which Employee now has, owns, or holds, or claims to have, own, or hold, or which Employee had, owned, or held, or claimed to have, own or hold at any time before execution of this Agreement, against any or all of the Releasees. Notwithstanding the foregoing, however, Employee specifically does not release any right to or claim for payment of any and all vested and nonforfeitable benefits, payments, or stock rights, including all rights, if any, under the Lowe’s 401(k) Plan, Lowe’s Companies Benefit Restoration Plan, Lowe’s Companies Cash Deferral Plan, Lowe’s Companies

Employee Stock Ownership Plan or Lowe’s Companies Employee Stock Purchase Plan – Stock Options for Everyone. Employee specifically does not release any rights under the Retirement Agreement.

6.Release Of Claims Under The Age Discrimination In Employment Act. THIS AGREEMENT SPECIFICALLY WAIVES ALL OF EMPLOYEE’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. §§ 621, et seq.), AS AMENDED, AND THE OLDER WORKERS BENEFIT PROTECTION ACT, AS AMENDED. In connection with this waiver, Employee acknowledges and agrees to the following:

a.Employee is not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Agreement is executed, or any rights or claims to test the knowing and voluntary nature of this Agreement under the Older Workers Benefit Protection Act, as amended.

b.Employee acknowledges that Employee has expressly waived ADEA rights or Claims pursuant to this Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which Employee already was entitled.

c.Employee acknowledges that Employee has been advised by Lowe’s to consult with an attorney of Employee’s choosing concerning this release prior to executing it, and Employee has had ample opportunity to do so.

d.Employee understands that Employee is being provided with a period of 21 days to consider the terms of this release. In the event Employee decides to execute this Agreement in fewer than 21 days (but nevertheless on or after the Termination Date), Employee has done so with the express understanding that Employee has been given and declined the opportunity to consider this release for 21 days. Employee acknowledges that Employee’s decision to sign the Agreement in fewer than 21 days was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 21-day time period.

e.Employee further understands that Employee may revoke Employee’s release of claims under the ADEA at any time during the 7 days following the date of execution of this Agreement. Notice shall be provided to the General Counsel of Lowe’s Companies, Inc. by facsimile and certified mail, return receipt requested, to Lowe’s Companies, Inc., 1000 Lowe’s Boulevard, Mooresville, NC 28117, facsimile number 704.757.0661. Employee has read carefully and fully understands all of the provisions and effects of this Agreement, and Employee knowingly and voluntarily chooses to enter into all of the terms set forth in this Agreement.

f.Employee knowingly and voluntarily intends to be legally bound by all of the terms set forth in this Agreement.

g.Employee has relied solely and completely upon Employee’s own judgment and the advice of Employee’s counsel in entering into this Agreement.

h.With the express exceptions set forth herein, Employee is, through this Agreement, releasing the Company from any and all Claims Employee may have against the Company relating to Employee’s employment and the termination thereof, including claims arising under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Employee’s initials below, following this Paragraph of the Agreement, evidence Employee’s understanding and voluntary waiver of all Claims against the Company, including, but not limited to, those pursuant to the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

7.Covenant Not to Sue.

a.Employee must not file or be a class representative in any claim, lawsuit or complaint against any Releasee based on the claims released in this agreement. Further, Employee must not authorize or assist any other party to institute a claim, lawsuit, or complaint against any Releasee.
b.This Agreement does not interfere with Employee’s right to file an action to endorce the Retirement Agreement or to file a charge with or participate in an investigation or proceeding conducted by, or provide information to the Equal Employment Opportunity Commission (“EEOC”) or the Securities and Exchange Commission (“SEC”) or to file a complaint under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), challenging the validity of this agreement.
c.Employee represents and warrants that Employee has not initiated or filed any action, complaint, or claim against the Releasees with any federal, state or local court.
d.The consideration provided to Employee under this agreement is the sole relief Employee is entitled to for the claims released and waived in this agreement. Thus, Employee will not be entitled to recover, and must waive all monetary benefits or recovery, against the Releasees in connection with any EEOC, state, or local agency charge or a representative or class action lawsuit regardless of who brings the charge or lawsuit, except that Employee does not waive any right Employee may have to an award paid by the SEC.
e.Employee further agrees that if at any time hereafter Employee shall file or join in any suit or assert any claim against the Releasees relating to any matter released—for any purpose other than those listed in 7(b) above—then a) Employee agrees that Employee will not attack and shall be estopped from attacking the legal validity or sufficiency of this agreement; and b) Employee shall reimburse Lowe’s for its reasonable attorneys’ fees and costs incurred in connection with the defense of such suit or claim. If such an action, complaint, claim, or charge has been initiated or filed by Employee or on Employee’s behalf, Employee will use Employee’s best efforts to cause it immediately to be withdrawn and dismissed with prejudice.
8.No Assignment Of Rights Under Agreement; Indemnification. Employee represents and warrants that no portion of any of the matters released by this Agreement and no portion of the consideration or any recovery or settlement to which Employee might be entitled has been assigned or transferred to any other person, firm, or corporation not a Party to this Agreement in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand, or suit should be made or instituted against the Releasees, or any of them, because of any such purported assignment, subrogation, or transfer prior to the date hereof, Employee agrees to indemnify and hold harmless the Releasees, and each of them, against such claim, action, demand, or suit, including damages, expenses of investigation, attorney fees, and costs.
9.No Improper Actions or Omissions. Employee represents and warrants that Employee has no knowledge of any improper or illegal actions, misstatements or omissions by the Company, is not aware of any facts or evidence that could give rise to such a claim, nor does Employee know of any basis on which any third party or governmental entity could assert such a claim. The previous sentence expressly includes, but is not limited to, any and all conduct that potentially could give rise to claims or liability under the Securities Exchange Act of 1934 (“Exchange Act”), Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act. Employee further represents and warrants that Employee has fulfilled Employee’s duties to the Company to the best of Employee’s abilities and in a reasonable and prudent manner, and that Employee has not knowingly engaged, directly or indirectly, in any actions or omissions that could be perceived as improper or unlawful, nor has Employee failed to report any such actions or omissions to the Company.
Employee affirms that Employee has no information concerning any conduct involving the Company that Employee has any reason to believe may be unlawful or that involves any false claims to the United States. Employee promises to cooperate fully in any investigation the Company undertakes into matters that occurred during Employee’s employment with the Company. Employee understands that nothing in this Agreement prevents Employee from cooperating with any government investigation, making a truthful statement or complaint to law enforcement or a government agency, testifying under oath to law enforcement or a government agency, or from complying with a properly-served and lawfully issued subpoena or similar order issued by a government agency or court of competent jurisdiction. In addition, to the fullest extent permitted by law, Employee hereby irrevocably assigns to the U.S. government any right Employee might have to any proceeds or awards in connection with any false claims proceedings against the Company or any affiliated entity arising under the False Claims Act, any state false claims statute, or any other federal, state or municipal law, statute or regulation providing for recovery to whistleblowers, except that Employee does not assign any award paid by the SEC to which Employee may be entitled.
10.Consultation with Attorney. Employee acknowledges and agrees that Employee has been afforded sufficient time to carefully consider the terms of this Agreement and to undertake consultation with an attorney prior to entering into this Agreement.
11.Injunctive Relief. Lowe’s and Employee agree that the provisions herein are important to and of material consideration to Lowe’s and that Lowe’s considers that monetary damages alone are an inadequate remedy to Lowe’s for any breach of the provisions hereof. Employee further stipulates that, upon any material breach by Employee of the provisions herein Lowe’s shall be entitled to injunctive relief against Employee from a court having personal jurisdiction of Employee. This section shall not be deemed to limit the legal and equitable remedies available to Lowe's or to limit the nature and extent of any claim by Lowe’s for damages caused by Employee for breach of this Agreement.
12.Non-Compete.  Lowe’s and its affiliated entities comprise an international, omni-channel provider of goods and services for building, expanding, enhancing, customizing, maintaining, innovating, connecting, and outfitting its customers’ living spaces (“Home Environment Business”).  Lowe’s Home Environment Business requires a complex sourcing and supply network, multi-channel distribution and delivery systems, innovative information technology resources, and a robust infrastructure support organization.  Employee recognizes and acknowledges that Lowe’s operates over 1,800 retail locations in all 50 states and the District of Columbia, and has significant internet-based sales to customers spread across the United States.  Furthermore, Employee acknowledges that the Company has a legitimate and reasonable business interest in maintaining its competitive position in a dynamic industry and that restricting employee for a reasonable period from performing work for, or providing services to an enterprise which engages in business activities which are in competition with Lowe’s and would likely cause damage to Lowe’s business would not unreasonably restrict Employee from engaging in work or business activities.  Employee further acknowledges that, in Employee’s position with Lowe’s, Employee was provided access to or helped develop business information proprietary to Lowe’s and that Employee would inevitably disclose or otherwise utilize such information if Employee were to work for, or provide services to a Competing Enterprise as defined below during the non-competition period.
a.Non-Competition Period.  Employee agrees that for the later of (1) a period of twenty-four (24) months following the Termination Date or (2) a period from the termination date through the last date of vesting for any non-vested equity granted Employee under the Lowe’s Long Term Incentive Plan or similar plan (the “Non-Competition Period”), Employee will not directly or indirectly provide or perform services for a Competing Enterprise, as defined below, whether as an employee, consultant, agent, contractor, officer, director or any other capacity. Employee acknowledges that the Non-Competition Period is reasonable in duration under the terms herein.
b.Competing Enterprise.  Employee acknowledges and agrees that a “Competing Enterprise” is defined as any business: (i) with total annual sales of at least five hundred million dollars ($500 million USD) with retail locations or distribution facilities in any US State or territory; and (ii) that provides goods and/or services to customers in the United States, through retail or electronic means (internet, mobile application, etc.), that are the same as, substantially similar to, or otherwise in competition with Lowe’s products or services.  The term “Competing Business” shall specifically include, but not be limited to, the following entities:  The Home Depot, Inc.; Sears Holdings, Inc.; Costco Wholesale Corporation; Wal-Mart Stores, Inc.; Menard, Inc.; Amazon.com, Inc.; Best Buy, Inc.; Ace Hardware Corp.; Tractor Supply Co.; Lumber Liquidators Holdings, Inc.; Wayfair, LLC; Jet.com, Inc.; and True Value Company.
c.Access to Proprietary Information.  Employee acknowledges that in Employee’s position with Lowe’s, Employee was exposed to, and played a crucial role in, the development and implementation of the Company’s strategic business operations, financial performance, marketing strategy, and/or plans for existing and future products and services, and that the Company’s business success and competitive position in the industry are dependent on its exclusive possession of secret, proprietary or confidential information, knowledge or data, and its relationships with customers and suppliers.  As such, Employee agrees that the restrictions in this Agreement are reasonable as to the time, territory, and line of business, and are reasonably necessary to protect the Company’s legitimate business interests, protect customer goodwill, and prevent severe and irreparable harm to the Company.
d.Enforcement.  Employee agrees that in the event of a breach or threatened breach of this Non-Compete section, Employee hereby consents and agrees that (i) Lowe’s shall be entitled to, in addition to other available remedies, equitable relief (by injunction, restraining order, or other similar remedy) against such breach or threatened breach from a court of competent jurisdiction without the necessity of showing actual damages and without the necessity of posting a bond or other security, (ii) Lowe’s shall be entitled to recover from Employee all profit, remuneration or other consideration Employee gains from the breach or threatened breach of the covenant and damages that Lowe’s suffers as a result of the breach or threatened breach and (iii) the Non-Competition Period shall be tolled until such breach has been duly cured.  In the event of a breach of the Non-Compete provision or any other restrictive covenant herein, and in addition to any other legal or equitable relief that Lowe’s may be entitled to, Employee agrees that he will be required to immediately forfeit any and all outstanding equity awards and that Lowe’s will be entitled to monetary damages as determined by the Court.  Employee agrees that in the event a court of competent jurisdiction determines the Non-Competition Period or activities prohibited herein are more restrictive than necessary to protect Lowe’s legitimate business interests, such court may reduce the scope of the restriction, or sever and remove the unenforceable provision, to the extent necessary to make the restriction enforceable.
13.Non-Interference/No Solicitation. Employee agrees that for a period of 2 years following the Termination Date or the duration of the Non-Competition Period (whichever is longer), Employee will not interfere directly or indirectly with any of Lowe’s relationships with its existing or potential employees, suppliers, customers, or developers. The Company agrees that it will not intentionally impair Employee’s present or future employment relationships provided such relationships are not in violation of the provisions herein.

14.Further Continuing Duties.    Employee shall fully cooperate with the Company in its defense or prosecution of litigation, administrative charges or hearings and related matters with respect to issues arising during Employee’s tenure with the Company, as may be required by the Company in connection with any formal or informal state, local, and/or federal administrative, governmental or judicial matter or investigation by or of the Company. Employee agrees that the consideration provided under the Retirement Agreement shall compensate Employee for Employee’s time spent in connection with these matters, and Employee shall be entitled only to reasonable costs (for meals, travel, lodging etc.) incurred in connection therewith.

15.Non-Disparagement. Employee agrees to refrain from making negative, derogatory, and/or defamatory statements, whether verbal or written, about the Releasees, and from being a party to any such statements. This includes criticism of the Company or its management philosophies, direction, or values.

16.No Encouragement of Claims Against The Company. Except as may be required by court order or subpoena, Employee represents and warrants that Employee will not volunteer testimony or cooperation to any other individual or entity with respect to actual or potential claims against the Releasees, and Employee will not, directly or indirectly, encourage any individual or entity to assert any claim against the Releasees. Employee agrees that Employee will notify counsel for Lowe’s in writing within 5 calendar days of being contacted by any individual or entity seeking Employee’s cooperation in this regard. This provision shall not preclude Employee from testifying truthfully pursuant to a proper subpoena issued by a court of competent jurisdiction, nor will Employee be precluded from cooperating with federal, state, or local agencies that are investigating any claims of discrimination, harassment, or other unlawful conduct. Furthermore, this provision does not restrict or qualify the Employee’s ability to provide information to or cooperate with the SEC regarding actual or potential claims against Releasees, nor does this provision obligate Employee to notify Lowe’s in the event the SEC contacts Employee seeking Employee’s cooperation.

17.Return of Company Property. Employee represents and warrants that Employee has returned or will return within 7 days of Employee’s execution of this Agreement, any and all property, information, data or documents belonging to the Company, including any copies or summaries currently in Employee’s possession, custody, or control, regardless of location. Employee acknowledges that Employee has not transferred or otherwise released custody or control of any property, data or documents belonging to the Company except as expressly authorized. Property shall also include, but not be limited to, cell phones, laptop computers, credit cards, passcards, keys, and any other items that belong to the Company.

18.Default and Notice. In the event Lowe’s fails to make any payment due under the provisions of this Agreement, Employee shall give written notice of such failure to Lowe’s, and Lowe’s shall have a period of 20 business days from receipt of such notice in which to cure such failure. For purposes of this Agreement, unless otherwise specified in this Agreement, all notices to Lowe’s shall be in writing and either hand delivered or sent by Certified Mail, Return Receipt Requested to Lowe’s General Counsel at the following address:

General Counsel
Lowe’s Companies, Inc.
1000 Lowes Boulevard
Mooresville, NC 28117

19.Waiver of Breach. Any waiver by either party of a breach of this Agreement will not constitute a waiver of any further breach, whether of a similar or dissimilar nature.

20.Electronic Records. You agree that Lowe’s, in its sole discretion, may convert this Agreement into an electronic record and that in the event of any dispute involving this Agreement, a copy of such electronic record may serve as the exclusive original. The parties consent to and recognize the validity, enforceability and admissibility of any electronic record or any electronic signature created in connection with this Agreement or the relationship contemplated by it. An electronic record of this Agreement and any electronic signature made in connection with this Agreement shall be deemed to have been signed by hand by the relevant parties.

21.Compliance with Section 409A.

a.For purposes of any payments to be made or benefits to be provided under this Agreement upon termination of employment to which Section 409A of the Internal Revenue Code (“Section 409A”) applies, the Termination Date shall have the same meaning as “separation from service” under Section 409A (and any regulations thereunder).

b.To the extent applicable, this Agreement is intended to comply with the distribution and other requirements under Section 409A of the Internal Revenue Code. For any payments or reimbursements to be made (or in-kind benefits to be provided) under this Agreement that are subject to Section 409A, the Agreement shall, to the maximum extent possible, be interpreted and applied consistent with Section 409A (and any regulations thereunder).

22.Whole Agreement, Amendment and Severability. This Agreement, any Addendum referenced herein and the Retirement Agreement, contain the whole and entire understanding and agreement between the parties hereto. There are no other understandings, promises, covenants, or agreements between the parties regarding the subject matter of this Agreement, except as specifically set forth herein and in the Retirement Agreement. This Agreement may not be amended, modified, or altered in any fashion except in writing executed by the parties hereto with the same formality as with which this Agreement is executed. Employee understands and agrees that each clause of this Agreement is a separate and independent clause, and that, if any clause should be found unenforceable, such clause should be and is hereby severed from this Agreement and will not affect the enforceability of any of the other clauses herein.

23.Governing Law; Venue. The interpretation and enforcement of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina, without regard to any principles of conflicts of laws.

Each of the Parties to this Agreement consents to submit to the personal jurisdiction and venue of the North Carolina Superior Court in Iredell County, North Carolina in any action or proceeding arising out of or relating to this Agreement and specifically waives any right to attempt to deny or defeat personal jurisdiction of the North Carolina Superior Court by motion or request for leave from any such court. Each of the Parties further waives any right to seek change of venue due to inconvenient forum or other similar justification and will pay to the other Parties the costs associated with responding to or otherwise opposing any motion or request for such relief.

Signature Page Follows

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

LOWE’S COMPANIES, INC.		Marshall A. Croom

By:	/s/ Ross. W. McCanless	By:	/s/ Marshall A. Croom

Name:	Ross W. McCanless

Title:	EVP, General Counsel and Corporate Secretary

Date:	October 26, 2018	Date:	October 10, 2018